Exhibit 10.2

FIRST REFUSAL AND PURCHASE OPTION AGREEMENT

This FIRST REFUSAL AND PURCHASE OPTION AGREEMENT (this "Agreement") is made and entered into as of December 1, 2021, by and among LM FUNDING AMERICA, INC., a Delaware corporation (“LMFA”) and SYMBIONT.IO, INC., a Delaware corporation (“Symbiont”).

RECITALS

A.

Concurrently herewith, LMFA and Symbiont have entered into a Promissory Note and Loan Agreement pursuant to which LMFA has agreed to loan to Symbiont up to an aggregate of $3.0 million dollars to fund Symbiont’s working capital needs (the “Loan Agreement”).

B.

As an inducement for LMFA to enter into the Loan Agreement, Symbiont has agreed to grant LMFA certain rights relating to the potential purchase and sale of the capital stock or assets of Symbiont, all upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the parties hereto hereby agree as follows:

Section 1.DEFINITIONS

1.1Definitions. In this Agreement, unless the context clearly requires otherwise, the following terms have the following meanings, and all other capitalized terms have the meaning ascribed elsewhere in this Agreement:

“Affiliate” means a Person directly or indirectly controlling or controlled by or under direct or indirect common control with a party to this Agreement.  For purposes of the preceding sentence, “control” when used with respect to a Person means the power to direct management and policies of the Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise.

“Amended Certificate” means the Fourth Amended and Restated Certificate of Incorporation (as amended) of Symbiont in effect as of the date hereof.

“Deemed Liquidation Event” has the meaning ascribed to such term in the Amended Certificate, provided that an election made with respect to an event pursuant to clause (x) and/or clause (y) of Subsection 2.3.1 of Section B of Article Fourth of the Amended Certificate shall not result in such event not being deemed to be a “Deemed Liquidation Event” for purposes of this Agreement.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental body, unincorporated organization, trust, association or other entity.

“Symbiont Equity Interest” means any of the issued and outstanding capital stock and other equity interests in Symbiont, including any rights to purchase or otherwise acquire any equity interests in Symbiont.

Section 2.right of first refusal

2.1Right of First Refusal.  In the event that Symbiont's Board of Directors expects to approve a transaction that would result in a Deemed Liquidation Event as a result of a bona fide offer (a “Third-Party Offer”) from a third party (a “Third-Party Offeror”), then LMFA shall have the first right and option to purchase (which right and option may be assigned by LMFA to a third party upon written notice to

Symbiont), upon materially the same terms and conditions as the Third-Party Offer, the Symbiont assets or the Symbiont Equity Interests (as the case may be) that are proposed to be transferred and sold pursuant to the Third-Party Offer.  Symbiont shall notify LMFA in writing (an “Offer Notice”) of the Third-Party Offer expected to be approved and the material terms and conditions included in the Third-Party Offer, which Offer Notice shall include an offer to sell, subject to negotiation of definitive agreements referenced below, the Symbiont assets or Symbiont Equity Interests (as the case may be) to LMFA upon the same material economic and business terms and conditions as the Third-Party Offer.

2.2Exercise of Right of First Refusal.  LMFA may exercise its right and option described in Section 2.1 above by delivering to Symbiont, within thirty (30) days after delivery of the Offer Notice (for purposes of this Section 2, the “Acceptance Period”), a written notice accepting the offer described in the Offer Notice upon materially the same terms described in the Offer Notice (an “Acceptance Notice”).  Upon the timely delivery of an Acceptance Notice, LMFA and Symbiont shall in good faith work to promptly negotiate, execute, and deliver definitive agreements for the applicable Deemed Liquidation Event within one hundred twenty (120) days of receipt of the Acceptance Notice, with such definitive agreements containing materially the same terms and conditions as the Third-Party Offer plus such other terms and conditions as are customary in transactions of such type or otherwise agreed to by the parties.

2.3Permitted Transfers after Acceptance Period.  If LMFA does not deliver to Symbiont an Acceptance Notice during the Acceptance Period, then Symbiont may complete the Deemed Liquidation Event with the Third-Party Offeror upon the same terms set forth in the Third-Party Offer and Offer Notice, but only if the definitive agreement with respect to the Deemed Liquidation Event is executed during the ninety (90) day period following the expiration of the Acceptance Period.  If the definitive agreement with respect to such Deemed Liquidation Event is not executed during such ninety (90) day period, then the provisions of this Section 2 (including Sections 2.1 and 2.2 thereof) shall once again apply to any proposed Deemed Liquidation Event thereafter.

2.4Expiration of Right of First Refusal.  The rights of LMFA under this Section 2 shall expire on the first (1st) anniversary of the date of this Agreement, provided that LMFA shall have the rights hereunder with respect to any Third-Party Offer received by Symbiont before the first (1st) anniversary of the date of this Agreement.

2.5Exclusion. For the avoidance of doubt, the right of first refusal set forth in this Section 2 shall not apply to a sale of Symbiont equity interests in connection with a bona fide financing to raise working capital for Symbiont which does not result in a Deemed Liquidation Event.

Section 3.SECURED LOAN AND REORGANIZATION

3.1Potential Third-Party Loan.  LMFA acknowledges that, as of the date of this Agreement, Symbiont is negotiating a proposed secured loan on terms previously communicated to LMFA (the “Third-Party Loan”).  As a condition to closing of the Third-Party Loan (the “Loan Closing”), the applicable lender may require that Symbiont undergo a corporate reorganization under which a holding will be formed to hold all of the equity interest in Symbiont (the “Corporate Reorganization”).

3.2Consent.  Subject to Section 4.1 hereof, LMFA hereby consents to the transactions contemplated by the Third-Party Loan and the Corporate Reorganization, each on substantially the same terms and in the same amount as previously communicated to LMFA in writing, and acknowledges and agrees that in the event that Symbiont proceeds with such transactions, (i) the amounts outstanding under the Loan Agreement will be repaid out of the proceeds of the Third-Party Loan and (ii) the obligations set forth hereunder may be transferred to a new holding company of Symbiont and (iii) LFMA will take all actions reasonably requested by Symbiont to release any liens filed on Symbiont’s assets in connection with the

Loan Agreement upon the payment in full of the loan evidenced by the Loan Agreement.

Section 4.further covenants

4.1Non-Circumvention.  Neither Stockholders nor Symbiont will take any action or pursue any transaction intended to circumvent the rights and privileges granted to LMFA hereunder.

4.2Information Rights.  Upon receipt of a Third-Party Offer, Symbiont will immediately notify LMFA of such Third-Party Offer and provide LMFA with a copy thereof.  In addition, from and after the delivery to LMFA of an Offer Notice, upon the request of LMFA, Symbiont will provide any information, including financial statements, relating to Symbiont and its business that LMFA may request to assist LMFA in making its decision whether to exercise its rights under this Agreement.

4.3Funding of Extension Payment.  In the event that LMF Acquisition, Inc., a Delaware corporation that is a special purpose acquisition company (“LMAO”) sponsored by LMFAO Sponsor, LLC, a Delaware limited liability company and subsidiary of LMFA (“Sponsor”), enters into a letter of intent or definitive business combination agreement with Symbiont for a business combination transaction at any time in the future, and in the event that Sponsor is required to make a payment of approximately $1,000,000 for an “Extension” within the meaning of and pursuant to Section 9.1(c) of the Amended and Restated Certificate of Incorporation of LMAO (as may be amended from time to time) prior to the completion of such business combination, then Symbiont agrees that it will fund and pay such Extension fee for and on behalf of Sponsor. Such amount will be loaned to Symbiont as set forth in the Loan Agreement.  This covenant is made in consideration of the expense and time associated with the pursuit by Sponsor and LMAO of such a business combination.

Section 5.MISCELLANEOUS

5.1Assignment. This Agreement (or any of the rights hereunder) may be assigned by LMFA to a third party upon written notice to Symbiont, in which event all references to LMFA set forth herein shall be deemed a reference to the assignee with respect to this Agreement (if the entire Agreement is assigned) or with respect to the assigned rights included herein.  This Agreement may not be assigned by Symbiont without the prior written consent of LMFA. This Agreement will inure to the benefit of and be binding upon each of the parties and their respective permitted successors and permitted assigns.

5.2Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing (email shall suffice) and shall be deemed given and effective on the earliest of: (a) the time of transmission, if such notice or communication is delivered by email at the email address as set forth on the signature pages attached hereto at or prior to 5:30 p.m. (New York City time) on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via email at the email address as set forth on the signature pages attached hereto on a day that is not a Business Day or later than 5:30 p.m. (New York City time) on any Business Day, (c) the second (2nd) Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto.  As used herein “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to remain closed.

5.3Remedies Not Exclusive; No Waiver; Amendments.  Except as otherwise specifically provided herein, no remedy referred to in this Agreement is intended to be exclusive.  No delay by a party in exercising any of their respective rights or remedies hereunder shall be deemed to be a waiver of such rights or remedies.  No waiver by a party of any rights under this Agreement or breach by another party hereunder shall in any way be a waiver of any such rights in the future or any future breach.  Any waiver, amendment or modification of this Agreement must be in writing and signed by the party against whom enforcement is sought.

5.4Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, the remaining provisions will continue in full force and effect without being impaired or invalidated in any way. It is the intention of the parties that this Agreement would have been executed without reference to any provisions that may, for any reason, be held to be invalid or unenforceable.

5.5Governing Law; Venue. This Agreement and the rights of the parties hereto shall be governed by the laws of the State of New York without regard to principles of conflict of laws.  All disputes arising from or relating to this Agreement shall be resolved exclusively in the state or federal courts located in the State of New York in Manhattan.

5.6Counterparts and Execution. This Agreement may be executed and delivered in one or more counterparts, which may be executed and delivered by facsimile transmission or electronic image transfer, and each counterpart when so executed and delivered will be deemed an original, and all such counterparts will together constitute one and the same document.

5.7Entire Agreement; Sections of this Agreement. This Agreement constitutes the final expression of the agreement of the parties, and is intended as the complete and exclusive statement of the terns of the parties agreement with regard to the subject matter hereof. This Agreement supersedes all prior and concurrent proposals, promises, representations, negotiations, discussions and agreements that may have been made in connection with the subject matter hereof. Whenever this Agreement refers to a “Section”, such reference is to a section of this Agreement unless otherwise indicated herein.

[signatures follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

LM FUNDING AMERICA, INC.

By:_/s/ Bruce Rodgers

Name:_Bruce Rodgers

Title:_CEO

Address for Notices:

1200 West Platt Street, Suite 100

Tampa, Florida 33606

Email:  bruce@lmfunding.com

SYMBIONT.IO, INC.

By:_/s/ Mark Smith

Name:_Mark Smith

Title:  CEO

Address for Notices:

632 Broadway, 5th Floor

New York, New York 10004

Email: mark.smith@symbiont.io